Dear [Shareholder],

During the past year First Business Financial Services has invested in the resources that we believed it would take to grow our Company. We committed to adding staff, systems and facilities to position ourselves for expansion, and we believe that we now have the ability to leverage those resources to achieve our goals.

We are pleased to report that we are now experiencing the growth that we have been preparing for. All of our entities experienced strong asset growth in the third quarter. This growth has come from a concerted effort in business development while we continue to focus on providing premier service to our clients.

We have filed our third quarter financials with the SEC and the statements are available on our website: www.fbfinancial.com. Our loan portfolio grew due to our business development efforts. This growth, accompanied by no significant change in the portfolio’s risk profile, is the primary reason for the large provision for loan loss expense.

Our strategic plans include expanding our commercial finance business to include mezzanine financing. Recently, we agreed to invest up to a total of $3 million in two Limited Partnerships, Aldine Capital Fund and Aldine SBIC Fund. These new funds are being started by several individuals whom we know and who have previously managed successful mezzanine ventures.

We have also opened a loan production office in the Fox River Valley. This new office has already generated significant business for us. It is our desire to expand our presence in Northeast Wisconsin.

Michael Losenegger, who has served as President of our Madison Bank, has been named Chief Operating Officer of First Business Financial Services, Inc. Mark Meloy, who has served as Executive Vice President of our Madison Bank, has been named President of that Bank. We are very pleased to have both of these strong individuals on our leadership team. We had previously announced that Corey Chambas will become CEO of our Company on January 1, 2007. I will continue to serve as Chairman and as Executive Consultant to the Company.

We are grateful for your continuing support.

Very truly yours,

Jerry Smith
Chief Executive Officer